Exhibit 991

Press Release	Source: Spare Backup, Inc.

Spare Backup Signs Master Service Agreement With Leading OEM Computer Manufacturer

Wednesday September 17, 8:30 am ET

PALM DESERT, Calif., Sept. 17 /PRNewswire-FirstCall/ -- Spare Backup, Inc. (OTC Bulletin Board: SPBU - News) announced today that it has signed a Master Service Agreement (MSA) with Sony of America (VAIO division). The MSA will serve as the primary agreement; all contracts and statements of work (“SOW”) will reside under the MSA. Future SOW will include unique terms specific to the project or program. Spare anticipates that some of the future SOWs will result in revenue accruing to Spare.

Cery Perle, CEO of Spare Backup stated, “Sony is a highly regarded international manufacturer of computers and other sophisticated electronic devices and we are honored that Sony has taken this step to further solidify our relationship.”

Spare Backup is the first totally automated online backup service that intelligently selects, secures and stores files without any user intervention. Because more and more families are reliant on their PC’s to retain their precious memories and photos, protection of those valuable assets becomes more critical.

Spare Backup is the only company to offer true PC archiving, retaining content until the client deletes the information from the Spare Backup copy, not just the PC copy. Customers also appreciate the flexibility provided in the automatic throttling features of the new products which minimize client CPU impact during backups. Clients can throttle while working on their PC (CPU), while working online (bandwidth) or when working on a low-end machine (auto-pause feature).

Additionally, Spare Backup’s controlled specialized customer key process allows for the tightest security protection of client content in the industry. Also customers can rest assured that their content is protected in one of the several Spare Backup ‘state of the art’ tier 3 data centers.

About Spare Backup, Inc.

Spare Backup, Inc. specializes in helping consumers, small office/home office users, and small to mid-sized businesses protect their computer data quickly, automatically and cost-effectively. The company’s flagship Spare Backup product is the first totally automated online backup service that intelligently selects, secures and stores files without any user intervention, automatically backing up documents, email, music, photos and other PC files on a continuous basis or according to the schedule of the user’s choice. The company is headquartered in Palm Desert, Calif. For additional information, visit Spare Backup’s website http://www.sparebackup.com.

Safe Harbor Statement:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company’s behalf. All statements, other than statements of historical facts, which address the company’s expectations of sources of capital or which express the company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the possibility of unknown factors, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward-looking statement. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully all risk factors and other information in our annual report and quarterly filings before deciding to invest in our common stock. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.